Exhibit 10.85

ELEVENTH AMENDMENT

TO

LEASE OF OFFICE SP ACE BETWEEN

BROOKFIELD DB INC., AS THE SUCCESSOR-IN-INTEREST TO

BROOKFIELD DEVELOPMENT CALIFORNIA INC. AND

BCED MINNESOTA INC. (“LANDLORD”) AND DAIN RAUSCHER CORPORATION,

AS SUCCESSOR-IN-INTEREST TO INTERRA FINANCIAL INCORPORATED

AND INTER-REGIONAL FINANCIAL GROUP INC. (“TENANT”)

THIS ELEVENTH AMENDMENT is made and entered into as of this 28th day of March, 2001, by and between Brookfield DB Inc., as the successor-in-interest to Brookfield Development California Inc. and BCED Minnesota Inc. (“Landlord”) and Dain Rauscher Corporation, as successor in interest to Interra Financial Incorporated and Inter-Regional Financial Group Inc., (“Tenant”).

WITNESSETH THAT:

WHEREAS, BCED Minnesota Inc. (“BCED”) as lessor and predecessor-in-interest to Landlord and Tenant, made and entered into that certain Lease of Office Space dated as of February 6, 1989 (the “Initial Lease”), covering among other things space in the Dain Bosworth Plaza located on the parcel of land in the City of Minneapolis, Minnesota that is legally described on Exhibit A attached hereto and made a part hereof; the Initial Lease was amended by that certain First Amendment to Lease of Office Space dated as of May 14, 1991, by that certain Second Amendment of Lease to Office Space dated as of December 23, 1991, by that certain Third Amendment to Lease of Office Space dated as of July 15, 1992, by that certain Fourth Amendment to Lease of Office Space dated July 29, 1993, by that certain Fifth Amendment to Lease of Office Space dated March 30, 1994, by that Letter Agreement dated May 3, 1994, by that Sixth Amendment to Lease of Office Space dated as of November 27, 1996, by that Seventh Amendment to Lease of Office Space dated as of August 22, 1997, by that Eighth Amendment to Lease of Office Space dated May 29, 1998, by that Ninth Amendment to Lease of Office Space dated February 16, 1999, and by that Tenth Amendment to Lease of Office Space dated December 9, 1999 (the Initial Lease as so amended is referred to herein as the “Lease”); and

WHEREAS, Landlord and Tenant desire to further supplement and amend the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is hereby supplemented and amended as follows:

1.0	Definitions

1.1	Except as specifically defined herein, all captioned terms shall have the meanings given them in the Lease.

1.2	In this Eleventh Amendment:

(a)	“Twenty-second Floor Expansion Space” means the entire twenty-second floor of the Building, consisting of 19,259 Square Feet as shown on the attached Exhibit B.

(b)

“Twenty-second Floor Expansion Space Delivery Date” means the date Landlord actually delivers the Twenty Second Floor Expansion Space subject to and in accordance with the provisions of this Eleventh Amendment, provided such delivery date must occur on or before June 1, 2002; but in no event before January 1, 2002

(c)	“Twenty-second Floor Expansion Space Commencement Date” means the earlier of:

(i)	the date Tenant occupies all or any part of the Twenty-second Floor Expansion Space for the regular conduct of business, or

(ii)	sixty (60) days after the Twenty-second Floor Expansion Space Delivery Date.

(d)	“Twenty-second Floor Expansion Space Improvement Allowance” means an amount equal to $15.00 multiplied by the number of Square Feet in the Twenty-second Floor Expansion Space.

(e)	“Twenty-second Floor Expansion Space Additional Improvement Allowance” means an amount not to exceed $15,000 for the work described in Section 2.12 below.

2.0	Addition of Twenty-second Floor Expansion Space.

2.1

Landlord hereby demises and leases to Tenant the Twenty-second Floor Expansion Space, and Tenant hereby leases and accepts from Landlord the Twenty-second Floor Expansion Space to have and to hold, on and subject to the terms and conditions of the Lease, except as provided in this Eleventh Amendment.

2.2	The term for the lease of the Twenty-second Floor Expansion Space shall commence on the Twenty-second Floor Expansion Space Delivery Date, and shall end on the same day the Lease terminates.

2.3

Subject to the provisions of 2.4 of this Eleventh Amendment, Annual Rent for the Twenty-second Floor Expansion Space shall be equal to $15.50 multiplied by the number of Square Feet in the Twenty-second Floor Expansion Space for each twelve month period commencing on the Twenty-second Floor Expansion Space Commencement Date, and ending December 2, 2006 subject to Article 4.00 of the Lease.

2.4

Provided Tenant is not in default under the terms of the Lease no Annual Rent or Occupancy Costs or Tax Costs shall be due or payable in respect of the Twenty-second Floor Expansion Space during the interval between the Twenty-second Floor Expansion Space Delivery Date and the Twenty-second Floor Expansion Space Commencement Date.

2.5

Tenant shall pay Annual Rent to Landlord in advance in equal monthly payments at the times and in the manner as rental payments are to be made pursuant to the Lease, and subject to adjustment for partial years in the same manner as provided in the Lease.

2.6

Renewals -- the Twenty-second Floor Expansion Space shall be subject to the same rights of renewal (if any) as are contained in the Lease, and any renewal of the Lease in accordance therewith shall be deemed to be a renewal of Tenant’s lease of the Twenty-second Floor Expansion Space upon the same terms and conditions as are applicable to such renewal of the Lease.

2.7

Default – any default by Tenant under the Lease shall be deemed to be a default under Tenant’s lease of the Twenty-second Floor Expansion Space and any default under Tenant’s lease of the Twenty-second Floor Expansion Space shall be deemed to be a default under the Lease.

2.8	Termination – if the Lease terminates for any reason whatsoever, Tenant’s lease of the Twenty-second Floor Expansion Space shall terminate on the same date.

2.9

Occupancy Costs – subject to the prov1s10ns of 2.4 of this Eleventh Amendment of Lease, Tenant shall pay as additional Rent, Occupancy Costs and Tax Costs and other amounts in respect of the Twenty-second Floor Expansion Space at the times and in the manner as payments of Occupancy Costs and Tax Costs and other amounts are to be made pursuant to the Lease. No Annual Rent, Occupancy Costs or Tax Costs shall be due or payable in respect of the Twenty-second Floor Expansion Space during the interval between the Twenty-second Floor Expansion Space Delivery Date and the Twenty-second Floor Expansion Space Commencement Date.

2.10

Condition of Expansion Space – Subject to the removal of the previous tenant’s personal property, Tenant shall take the Twenty-second Floor Expansion Space in “as is” condition, and no Landlord improvements shall be required in respect thereto. Tenant may, at any time after the Twenty-second Floor Expansion Space Delivery Date, at its sole cost and expense construct improvements to the Twenty-second Floor Expansion Space including the elevator lobby pursuant to plans approved by Landlord, and subject to all applicable provisions of the Lease. Landlord will not unreasonably refuse, condition or delay granting its approval of Tenant’s proposed plans and specifications.

2.11

Improvement Allowance – Provided there exists no material default (beyond any applicable grace period) under the terms of the Lease, Landlord shall pay to Tenant the Twenty-second Floor Expansion Space Improvement Allowance in monthly intervals. Any draw requests shall be submitted to Landlord no later than the fifth (5th) day of the month during which payment is to be made. Each draw request shall be accompanied by an invoice from the Tenant’s construction manager, contractor, architect, engineer, designer or other permitted third party specifying the percentage of completion as to each of the items performed and invoiced and the amount to be drawn for such services and shall include a lien waiver from the Tenant’s contractor for the applicable portion of Tenant’s Work. On or before the twenty-sixth (26th) day of that month, Landlord shall deliver a check or checks issued to the contractor or other payee or jointly in the name of Tenant, or Tenant’s construction manager, and contractor, architect, engineer, designer or other designated third party for the amount of the requested draws. Payment shall be consistent with the amount set forth in the lien waiver. Upon the final completion of Tenant’s Work, Tenant shall be required to provide to Landlord, final lien waivers from Tenant’s contractor, subcontractors and primary suppliers. Notwithstanding anything contained herein to the contrary, draw requests received by Landlord after the fifth (5th) day of the month shall not require payment to Tenant or other designated third party until the twenty-sixth (26th) day of the following month. In the event that Tenant’s expenditures for improvements for the Twenty-second Floor Expansion Space are less than the Twenty-second Floor Expansion Space Improvement Allowance the remaining balance (after reimbursing Tenant for such expenditures) of the Twenty-second Floor Expansion Space Improvement Allowance shall be credited against Annual Rent next coming due under the Lease.

2.12

Additional Improvement Allowance – Provided Tenant elects to remove and repair the stairway between the twenty-second and twenty-third floors of the Building (“Stairway Removal and Repair”) Landlord shall pay to Tenant the Twenty-second Floor Expansion Space Additional Improvement Allowance. Tenant shall provide Landlord with a contractor’s estimate of the cost of work to be performed on the Stairway Removal and Repair. Tenant shall request and draw the Twenty-second Floor Expansion Space Additional Improvement Allowance and Landlord shall pay such Allowance in the same manner as described in 2.11 above. In the event that Tenant’s expenditures for the Stairway Removal and Repair are less than the Twenty-second Floor Expansion Space Additional Improvement Allowance the remaining balance (after reimbursing Tenant for such expenditures) of the Twenty-second Floor Expansion Additional Space Improvement Allowance shall not be credited against Annual Rent next coming due under the Lease.

3.0

Change in Name. Notwithstanding the restriction in Section 25.02 of the Lease limiting a change in Building Name to once in five years, Tenant shall have the right to change the name of the Building at any time during the Term of the Lease; provided, however, Tenant does not violate Sections 25.02(a) or 25.02(b), or any other restrictions of the Lease. If any change in the name of the Building occurs in accordance with the foregoing, Tenant shall pay Landlord’s and other then-existing tenants’ out-of-pocket costs and expenses incurred as a direct result of such change; provided Tenant shall not be obligated to pay for any expense submitted after six (6) months after the name change.

4.0	Lease. Except as herein specified, supplemented and amended the Lease shall remain in full force and effect.

5.0

Brokerage Commission. Tenant acknowledges that it has been represented in this Lease transaction by Nelson, Tietz and Hoye (the “Broker”), that no other broker has served Tenant as a procuring cause in respect of Tenant entering into this Eleventh Amendment. Landlord and Tenant warrant and agree to save and hold each other harmless from any and all leasing commissions, costs, and liability including reasonable attorney fees with respect to the Twenty-second Floor Expansion Space regarding any other broker claiming to be the authorized broker/representative for Tenant. In consideration of Tenant entering into this Eleventh Amendment of Lease, Landlord shall pay a commission to the Broker in the amount of $3.00 per square foot contained in the Twenty-second Floor Expansion Space. Payment shall be made one-half upon execution of this Eleventh Amendment and one-half upon the Twenty-second Floor Expansion Space Commencement Date. Tenant hereby agrees to indemnify, defend and hold Landlord harmless against any claim to commission or other compensation by a broker agent under contract or associated with Tenant based upon any of the above-referenced transactions.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Eleventh Amendment as of the date first written above.

LANDLORD:
BROOKFIELD DB INC., AS SUCCESSOR-IN- INTERTEST TO BROOKFIELD DEVELOPMENT CALIFORNIA INC. AND BCED MINNESOTA INC.

By /s/ Frank P. Halm
Name/Title Frank P. Halm, Vice President

By /s/ Jeffrey W. Essen
Name/Title Jeffrey W. Essen, Vice President

TENANT:
DAIN RAUSCHER CORPORATION, AS SUCCESSOR- IN-INTEREST TO INTERRA FINANCIAL INCORPORATED AND INTER- REGIONAL FINANCIAL GROUP, INC.

By /s/ Authorized signatory
Name/Title SUP & Controller

By
Name/Title

DAIN RAUSCHER PLAZA

22ND FLOOR PLAN
SCALE: 1/8" = 1'-0"
KEY

DAIN RAUSCHER PLAZA

DAIN RAUSCHER PLAZA
60 SOUTH 6TH STREET
MINNEAPOLIS, MN 55402

LEASEHOLD PLAN

22ND FLOOR

LH

22

Exhibit B